Exhibit 99.2

Philip Morris International Inc.
2015 Third-Quarter Results Conference Call
October 15, 2015

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2015 third-quarter results. You may access the release on our website at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the third quarter of 2015 and comparing them to the same period in 2014, unless otherwise stated.

A glossary of terms, adjustments and other calculations, as well as reconciliations to U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

Our strong performance in the first half of the year continued in the third quarter. Organic cigarette volume declined by a modest 1.5%, reflecting lower cigarette industry volume, primarily in the Asia Region, partly offset by market share gains, mainly in the EEMA and Latin America & Canada Regions. The cigarette volumes of Marlboro and L&M -- our two largest brands -- increased by 2.1% and 9.3%, respectively, in the quarter.

On a September year-to-date basis, our organic cigarette volume declined by 0.6%, or by approximately 1.1% excluding estimated inventory movements. For 2015, we continue to forecast an organic cigarette volume decline in the range of 1.0% to 1.5%.

(SLIDE 5.)

Net revenues and adjusted OCI in the quarter grew by 5.9% and 9.3%, respectively, excluding currency. This growth was driven by strong pricing across all Regions, partly offset by the impact of lower volume, mainly in the Asia Region. Adjusted diluted EPS, excluding currency, grew by 15.8% to $1.61.

Our strong currency-neutral results in the third quarter helped drive September year-to-date adjusted diluted EPS growth of 15.8% to $4.62, on the same basis.

(SLIDE 6.)

As previously disclosed, our fourth-quarter results will be impacted by incremental investments to support the expansion of iQOS -- including accelerated spending behind planned launches in 2015 and 2016 -- and to further reinforce the favorable momentum of our cigarette brand portfolio.

(SLIDE 7.)

As announced in our earnings release this morning, we are revising and narrowing our 2015 reported diluted EPS guidance to a range of $4.35 to $4.40, at prevailing exchange rates, to reflect a slightly more unfavorable currency impact, largely offset by an improved business outlook driven mainly by the EU and EEMA Regions.

At prevailing exchange rates, our guidance now includes a full-year unfavorable currency impact of approximately $1.22 per share, versus $1.15 in our previous guidance. Excluding currency, our 2015 guidance represents a growth rate of 11% to 12% compared to adjusted diluted EPS of $5.02 in 2014. This growth rate is above the 9% to 11% range that we provided in July.

(SLIDE 8.)

The evolution of the impact of exchange rates on our 2015 reported diluted EPS guidance is presented on this slide. While exchange rates have been volatile throughout the year, the net negative impact on our guidance has been relatively stable, with the slight increase in our latest guidance driven mainly by a weakening of the Russian Ruble versus the U.S. Dollar.

(SLIDE 9.)

Strong pricing remains the key driver of our financial performance. In the third quarter we recorded a variance of $522 million, reflecting higher pricing across all four Regions. We increased retail prices during the quarter in key markets such as Argentina, Indonesia and Russia.

September year-to-date pricing variance of $1.6 billion puts us on track to achieve full-year pricing above our historical annual average of approximately $1.8 billion.

(SLIDE 10.)

Our results in the third quarter were underpinned by continued market share gains. International market share, excluding China and the U.S., increased by 0.3 points to 29.2%, with strong growth in the EEMA and Latin America & Canada Regions.

Marlboro was a key driver of this market share growth, increasing by 0.4 points to 9.9%. The brand grew share in all four Regions, as it continued to benefit from the roll-out of Architecture 2.0, which is now available in 84 markets worldwide.

(SLIDE 11.)

Importantly, our share in the top-30 PMI OCI markets grew by 0.5 points to 37.8%, with share up, or essentially flat, in 18 of these markets.

(SLIDE 12.)

I will now provide an update on selected geographies, beginning with the EU Region.

Excluding trade inventory movements, estimated cigarette industry volume declined by 0.1% in the third quarter, following declines of 2.7% and 2.3% in the first and second quarters, respectively. We attribute the strong third-quarter performance mainly to improving economic conditions and consumer sentiment, and now forecast a full-year 2015 decline of around 2%.

(SLIDE 13.)

Our cigarette market share in the EU Region declined slightly in the third quarter, due mainly to Italy. September year-to-date, our cigarette share increased by 0.1 point to 39.9%.

Cigarette share in the quarter was supported by the growth of our two largest brands in the Region. Share for Marlboro increased by 0.2 points to 19.3%, driven by strong performances in France and Spain, while share for L&M increased by 0.1 point to 7.1%.

The combination of our strong pricing, the more favorable cigarette industry volume trend and our stable overall cigarette market share resulted in third-quarter and September year-to date adjusted OCI growth of 7.4% and 8.1%, respectively, excluding currency and acquisitions.

(SLIDE 14.)

Turning now to Russia in our EEMA Region, estimated cigarette industry volume declined by 4.6% in the third quarter. Given the resilience of September year-to-date cigarette industry volume trends, we are revising our full-year 2015 forecast to a decline of around 7%.

Our market share performance in Russia remains strong. August quarter-to-date share increased by 1.3 points to 28.7%, driven by low-price Bond Street and super-low Next. Both brands continue to benefit from wider distribution, particularly in the eastern part of the country.

Higher pricing drove double-digit OCI growth, excluding currency, in the third quarter. In August, we announced a further retail selling price increase of five Rubles per pack across the majority of our portfolio, which will be increasingly reflected at retail as the fourth quarter progresses.

(SLIDE 15.)

Estimated cigarette industry volume in Turkey grew by 11.8% in the third quarter, fueling September year-to-date growth of 9.6%. We attribute this strong growth to a significant reduction in illicit trade, which is estimated to be at its lowest level in the past six years.

Our August quarter-to-date market share increased by 1.0 point to 44.1%. This marks the first year-over-year quarterly increase since the third quarter of 2013 and was driven by L&M, Marlboro and Parliament.

Favorable volume/mix and pricing drove double-digit OCI growth, excluding currency, in the third quarter.

(SLIDE 16.)

Moving to the Asia Region, while our market share in Indonesia was flat in the third quarter, it increased by 0.4 points to 35.2% September year-to-date. We are pleased by the strength of Sampoerna A, which has continued its growth trend despite its main variant having crossed the critical 15,000 Rupiah per pack price point. Dji Sam Soe also continues to gain share, thanks mainly to its machine-made Magnum variants.

Estimated cigarette industry volume declined by 1.1% in the September year-to-date period. We attribute the decline primarily to a softening in the economic environment and now expect flat full-year cigarette industry volume in 2015. However, we continue to expect an increase of 1% to 3% annually over the mid to long-term, driven by growth in the adult population and rising income levels.

Last week, Sampoerna announced the approval by shareholders of its plan for a rights issue at an exercise price of 77,000 Rupiah per share. The transaction will be one of the largest stock offerings in the past year across the whole of Southeast Asia and showcases the strength of our business in Indonesia. The total net proceeds to Sampoerna from the rights issue will amount to approximately $1.4 billion. After completion of the transaction, 7.5% of Sampoerna’s issued and outstanding shares will be publicly-owned, in compliance with the Indonesian Stock Exchange's minimum public shareholding requirement that takes effect on January 30, 2016.

Clearly this injection of cash will enhance our financial flexibility and we will determine how best to use it in the long-term interest of our shareholders, while keeping a very watchful eye on currency movements. In the near term, the proceeds will be used by Sampoerna for working capital purposes. As you know, beginning in 2015, excise payment terms in Indonesia have been shortened for the last two months of the year, which will obviously put pressure on our year-end working capital.

(SLIDE 17.)

In Japan, estimated cigarette industry volume declined by 1.5% in the third quarter, resulting in a decrease of 2.2% for the September year-to-date period. For 2015, we continue to forecast a full-year decline in the range of 2.5% to 3.0%.

Our share in the quarter was down by 0.6 points to 25.3%, due mainly to the strength and timing of competitors' offerings in the new differentiated menthol taste segment. We are committed to improving our share in this important market and are further investing behind our pipeline of innovations.

(SLIDE 18.)

The underlying business fundamentals in the Philippines continue to improve, though market share trends based on the total tax-paid cigarette market remain distorted due to higher estimated tax declarations by our principal local competitor. Based on Nielsen retail audit data, which we believe provide additional insight into our performance in the current environment, our August quarter-to-date market share increased by 1.4 points to 73.7%, driven by Marlboro and our leading low-price brand, Fortune.

This positive share performance was driven by two main factors. First, reduced price gaps since the beginning of the year, following price increases for super-low price brands at the bottom of the market, have led to adult smoker uptrading to Marlboro, across all three pillars, and Fortune. In addition, we have strengthened our portfolio through a range of investments in brand initiatives, including new launches and innovative line extensions. This is evidenced by the strong performance of Marlboro's capsule and highly mentholated variants, as well as the success of our Fortune capsule variant, which we launched in July this year.

Favorable volume/mix, driven by a 17.8% increase in Marlboro's shipment volume, resulted in improved profitability in the third-quarter.

(SLIDE 19.)

The excise tax-driven cigarette industry volume decline in Korea continues to moderate sequentially, resulting in a decline of approximately 17% September year-to-date, excluding estimated inventory movements, and we now expect a similar decline for the full year.

Our market share in Korea increased by 1.8 points in the third quarter to 20.4%, driven by the strong performance of Marlboro.

(SLIDE 20.)

Shifting to our Reduced-Risk Products portfolio, I will now provide a brief update on our commercialization and clinical assessment of iQOS.

During the third quarter, there were a number of important commercial developments. We launched iQOS in Switzerland in August, with an initial focus on five major cities, and began the national expansion of iQOS in Japan in September. We also progressed with our expansion plan for Italy, which includes additional city launches commencing later this quarter, as well as planned city launches in other markets in late 2015 and early 2016, for which we have accelerated investment spending this year.

Let me remind you that, to date, iQOS has been launched with the convenience claims of no ash and less smell. As we build our scientific evidence package, which I will touch on now, we expect to be able to broaden our claims.

(SLIDE 21.)

Clinical trials are a cornerstone of our robust evidence package to substantiate reduced-exposure and reduced-risk claims. We are conducting four types of clinical studies: pharmacokinetic studies, one-week reduced exposure studies in the clinic, three-month reduced exposure ambulatory studies, and a long-term exposure response study. We have completed all of these except for the long-term study.

(SLIDE 22.)

I will now share with you a selection of the results from our three-month reduced exposure study in Japan.

In the study, we measured biomarkers of exposure to harmful and potentially harmful compounds (referred to as “HPHCs”) in adult smokers who switched to

iQOS, adult smokers who quit for the duration of the study, and adult smokers who continued to smoke combustible cigarettes. The biomarkers were measured in each group over five days in the clinic and then for 85 days outside the clinic, allowing us to assess changes in biomarkers of exposure in a close-to-real-world setting. We then compared the reduction in exposure biomarkers of the group that switched to iQOS with the group that quit.

This slide shows the Japan study results for four key biomarkers of exposure. The data show that compared to adult smokers who continued smoking (shown in red), the reductions in exposure biomarkers for adult smokers who switched to iQOS (shown in blue) approach those for the adult smokers who quit for the duration of the study (shown in green).

(SLIDE 23.)

In the study we measured a total of 15 biomarkers of exposure to 15 HPHCs. As illustrated by the chart, the average reduction in biomarkers of exposure for adult smokers who switched to iQOS (shown in blue) reached over 95% of the reduction observed in those who ceased smoking during the study period (shown in green). We expect to finalize the study reports by year end and will seek to publish the data in peer reviewed scientific journals in 2016.

(SLIDE 24.)

Recognizing how important it will be that iQOS is accepted by adult smokers, in the same three-month study in Japan we measured the level of product satisfaction of participants who switched to iQOS. As shown here, after an initial decline in product satisfaction, the score rapidly increased and reached levels similar to those for combustible cigarettes.

(SLIDE 25.)

In summary, our scientific assessment of the risk profile of iQOS is well advanced and we are on course with our plan to demonstrate that iQOS is not only a reduced-exposure product, but also a reduced-risk product.

(SLIDE 26.)

Turning now to our free cash flow, we generated $5.4 billion in the first nine months of the year. This is only moderately below our free cash flow for the same period in 2014, despite an adverse currency impact of $1.8 billion. Our resilient cash flow performance was supported by the prudent management of working capital and capital expenditures.

For 2015, we continue to forecast free cash flow broadly in line with last year’s level, despite the significant currency headwind.

(SLIDE 27.)

In September, our Board approved an increase in our quarterly dividend to an annualized rate of $4.08 per share, reflecting their strong confidence in our business fundamentals and future prospects.

This marks the eighth consecutive dividend increase since the spin-off in March 2008, representing a total increase of approximately 122%, or compound annual growth of 12%.

(SLIDE 28.)

As of last Friday's market close, our dividend yield of 4.9% was significantly above that of our Proxy Peer Group, our tobacco peer companies and 10-year U.S. Treasury Notes.

(SLIDE 29.)

In conclusion, we delivered strong currency-neutral results in the third quarter, reflecting improved cigarette industry volume trends and robust business fundamentals.

Our superior brand portfolio, supported by a superb commercial organization, is driving strong pricing and further market share gains.

We continue to progress with the commercialization and clinical assessment of iQOS.

Our resilient 2015 free cash flow has been supported by our prudent management of working capital and capital expenditures.

Finally, on a currency-neutral basis, our 2015 EPS guidance reflects a growth rate of 11% to 12% versus 2014 adjusted diluted EPS of $5.02. This impressive growth comes notwithstanding the significant incremental investments that we are making in the fourth quarter to support the expansion of iQOS and to reinforce the favorable momentum of our cigarette brand portfolio.

(SLIDE 30.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team, which is currently in Switzerland.

Thank you again and have a nice day.